EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson	Michael Newman	Erin Patterson
Executive Vice President and	Investor Relations	Public Relations Manager
Chief Financial Officer	StreetConnect, Inc.	LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc.	800-654-3517	503-262-0110 ext. 1393
503-262-0110 ext. 1331	BOOT@stct.com	epatterson@lacrossefootwear.com
LACROSSE FOOTWEAR REPORTS THIRD QUARTER RESULTS
Year-over-Year Sales and Earnings Growth;
Continued Penetration into Performance Driven Markets
Portland, Ore.—October 30, 2006 — LaCrosse Footwear, Inc. (Nasdaq/NMS: BOOT), a leading provider of branded work and outdoor footwear, today reported results for the third quarter ended September 30, 2006.
For the third quarter of 2006, LaCrosse reported consolidated net sales of $32.8 million, up 6% from $31.0 million in the third quarter of 2005. For the first three quarters of 2006, consolidated net sales were $76.1 million, up 9% from $69.6 million in the same period of 2005.
Net income was $2.5 million or $0.41 per diluted share in the third quarter of 2006, up 3% from $2.5 million or $0.40 per diluted share in the third quarter of 2005. For the first three quarters of 2006, net income was $4.1 million or $0.66 income per diluted share, up 29% from $3.2 million or $0.52 per diluted share in the same period of 2005. The results in 2006 include stock-based compensation expense of $0.1 million or $0.01 per diluted share (net of tax) for the third quarter, and $0.3 million or $0.05 per diluted share (net of tax) for first three quarters.
Sales to the work market were $12.5 million for the third quarter, up 4% from $12.1 million for the same period in 2005. The growth in work sales reflects continued penetration into the general work markets. Sales to the outdoor market were $20.3 million for the third quarter of 2006, up 7% from $18.9 million for the same period in 2005. Growth in the outdoor market primarily reflects the success of innovative products introduced in recent years and continued penetration into the hunting and hiking boot markets.
The Company’s gross margin was 38.6% of net sales for the third quarter of 2006, up from 36.7% in the same period of 2005, an increase of 190 basis points. The year-over-year gross margin improvement was the result of recently introduced products with higher margins, coupled with reduced sales discounts and allowances.
LaCrosse’s total operating expenses were $8.7 million in the third quarter of 2006, up 19% from $7.4 million in the same period of 2005. The increase primarily reflects expansion of the Company’s product development, sourcing and sales teams, increased incentive compensation expense and stock-based compensation expense.

As a result of improved alignment of inventory purchases with actual sales demand, the Company reduced its inventory levels at the end of the third quarter of 2006 by approximately $4.5 million or 14% from the end of the third quarter of 2005. At the end of the third quarter of 2006, LaCrosse had cash and cash equivalents of $2.5 million and zero bank debt, compared to zero cash and cash equivalents and bank debt of $12.6 million at the end of the third quarter of 2005.
“We are pleased with our sales and earnings performance for the third quarter, despite a cautious retail environment in the first half of the quarter,” said Joseph P. Schneider, President and CEO of LaCrosse Footwear. “We continue to increase our brand equity and capture market share in work and outdoor markets that are quality and performance driven. In particular, we were proud to announce during the quarter that the United States Marine Corps awarded us with a contract to supply mountain cold weather boots and we recently announced that the City of Chicago selected our new structural fire boots, which surpassed the rigorous performance standards of one of the largest fire departments in the U.S.”
“In coming periods, we plan to introduce new lines of work apparel for specialized safety markets, reinforcing the tradition of performance and innovation associated with our brands. Over the long term, we remain focused on our target markets where our great products, innovative technology and outstanding customer service create opportunities for sustainable and profitable growth. At the same time, we continue to try to further strengthen our gross margins, inventory management and balance sheet.”
LaCrosse will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.lacrossefootwearinc.com under “Investor Events” or by calling 800-218-0204 or +1 303-262-2211. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11071818). A replay will also be available on the Company’s Web site.
About LaCrosse Footwear
LaCrosse Footwear is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are distributed domestically through a nationwide network of specialty retailers and distributors, and internationally through distributors and retailers in Asia, Europe and Canada. Work customers include people in law enforcement, agriculture, firefighting, construction, industry, military services and other occupations that need high-performance and protective footwear as a critical tool for the job. Outdoor customers include people active in hunting, outdoor cross training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.

Forward-Looking Statements
All statements, other than statements of historical facts, included in this release, including without limitation, statements regarding our future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue,” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this release are based on information presently available to our management. Although we believe that the expectations reflected in forward-looking statements have a reasonable basis, we can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. These risks and uncertainties include, but are not limited to:
•	Potential problems or delays associated with the manufacture, transportation and delivery of foreign-sourced products, primarily in China. In particular, the exclusive manufacturer of certain of our rubber footwear products has experienced work stoppages with its work force and our ability to fill customer orders for this type of footwear would be negatively impacted if these labor issues were to continue.

•	Difficulties with accurate forecasting and controlling inventory levels, particularly for foreign sourced products with longer manufacturing lead times.

•	Reliance on foreign-sourced products and concentrations of currency, labor, and political risks, primarily in China.

•	Concentration of credit risk as our retail channel customers continue to consolidate and fund expansion of store growth. Our top six customers represent approximately 25% of our net sales.

•	Weather and its impact on the demand for outdoor footwear.

•	Product offerings that do not create customer demand.

•	The variable effects of seasonality in the second half of the year, which may have a disproportionate effect on overall financial condition and results of operations for the entire year.

•	General domestic economic conditions, including interest rates and foreign currency exchange rates.

•	Consumer confidence, unemployment rates and related demand for footwear, including work and outdoor footwear.

•	Restrictions imposed under United States and/or foreign trading rules, regulations and policies, including export/import regulations, duties, and regulations affecting manufacturers and/or importers.

•	Commodity price increases, including rubber and petroleum, which affect transportation costs, footwear component costs, and ultimately product costs.
You should consider these important factors in evaluating any statement contained in this release and/or made by us or on our behalf. For more information concerning these factors and other risks and uncertainties that could materially affect our consolidated financial results, please refer to Part I, Item 1A – Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as may be updated or amended in our 2006 quarterly reports on Form 10-Q, which information is incorporated herein by reference. The Company undertakes no obligation to update or revise forward-looking statements to reflect the occurrence of future events or circumstances.

LaCrosse Footwear, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Three Quarters Ended
	September 30,	September 24,	September 30,	September 24,
	2006	2005	2006	2005

Net sales	$32,840	$31,021	$76,063	$69,639

Cost of goods sold	20,171	19,640	46,326	44,188

Gross profit	12,669	11,381	29,737	25,451

Operating expenses	8,736	7,365	24,245	20,194

Operating income	3,933	4,016	5,492	5,257

Non-operating income (expense), net	(20)	(137)	115	(243)

Income before income taxes	3,913	3,879	5,607	5,014

Income tax provision	1,365	1,416	1,488	1,825

Net income	$2,548	$2,463	$4,119	$3,189

Net income per common share, basic	$0.42	$0.41	$0.68	$0.54
Net income per common share, diluted	$0.41	$0.40	$0.66	$0.52

Weighted average number of common shares outstanding:
Basic	6,034	5,965	6,017	5,943
Diluted	6,223	6,164	6,205	6,154

Supplemental Information

Work Market Sales	$12,539	$12,105	$38,647	$34,935
Outdoor Market Sales	20,301	18,916	37,416	34,704

	$32,840	$31,021	$76,063	$69,639

LaCrosse Footwear, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	(Unaudited)		(Unaudited)
	September 30,	December 31,	September 24,
	2006	2005	2005

ASSETS:
Cash and cash equivalents	$2,531	$6,113	$—
Accounts receivable, net	25,003	16,684	25,889
Inventories, net	27,874	24,865	32,369
Prepaid expenses and other assets	2,319	2,306	2,025

Total current assets	57,727	49,968	60,283

Property and equipment, net	5,364	3,047	3,140
Goodwill and other assets	11,371	11,568	12,174

Total assets	$74,462	$64,583	$75,597

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Note payable	$—	$—	$12,609
Current portion of long-term debt	112	—	—
Accounts payable and accrued expenses	12,946	8,923	9,682
Long-term debt	422	—	—
Other long-term liabilities	5,679	5,183	4,658
Total shareholders’ equity	55,303	50,477	48,648

Total liabilities and shareholders’ equity	$74,462	$64,583	$75,597

END OF FILING